Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260299

Prospectus Supplement No. 10

(to prospectus dated November 1, 2021)

UP TO 8,526,546 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

UP TO 12,668,314 SHARES OF COMMON STOCK

UP TO 3,500,000 PRIVATE PLACEMENT WARRANTS

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This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement the information contained in the prospectus dated November 1, 2021 (as may be supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K/A, which we filed with the SEC on June 24, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the issuance by us of up to an aggregate of 8,526,546 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consists of:

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up to 4,311,322 shares of Common Stock that are issuable upon the exercise of 8,622,644 warrants originally issued in the initial public offering of Chardan Healthcare Acquisition 2 Corp. (“Chardan”) to the holders thereof (the “Public Warrants”);

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up to 3,500,000 shares of Common Stock that are issuable upon the exercise of 3,500,000 warrants originally issued in a private placement concurrently with the initial public offering of Chardan (the “Private Placement Warrants”); and

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up to 715,224 shares of Common Stock that are issuable upon the exercise of a pre-funded warrant originally issued in the PIPE Investment (as defined below) (the “Pre-Funded Warrant”, and together with the Public Warrants and the Private Placement Warrants, the “Warrants”).

In addition, the Prospectus and this Prospectus Supplement relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 12,668,314 shares of Common Stock and 3,500,000 Private Placement Warrants, which consists of:

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up to 2,284,776 shares of Common Stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements entered into between us and the subscribers on March 22, 2021 (the “PIPE Investment”);

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up to 6,305,061 shares of Common Stock (the “Old Renovacor Stockholder Shares”) issued to certain former stockholders of Old Renovacor (defined below) (the “Old Renovacor Stockholders”) in connection with the Merger (as defined below);

•	up to 1,655,661 shares of Common Stock (the “Sponsor Shares”) originally issued in a private placement to Chardan Investments 2, LLC (the “Sponsor”) and certain of its directors and employees;

•	up to 1,922,816 shares of Common Stock (the “Earnout Shares”) that may be issued pursuant to the earnout provisions of the Merger Agreement (as defined herein);

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up to 500,000 shares of restricted Common Stock held in escrow and subject to forfeiture pursuant to certain conditions more fully described in the Sponsor Support Agreement (as defined herein) (the “Sponsor Earnout Shares”); and

•	up to 3,500,000 Private Placement Warrants.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced reporting requirements.

Our Common Stock is currently listed on the NYSE American LLC (the “NYSE”) under the symbol “RCOR”, and our Public Warrants are currently listed on NYSE under the symbol “RCOR.WS”. On June 23, 2022, the closing price of our Common Stock was $1.83 and the closing price for our Public Warrants was $0.0536.

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See the section “Risk Factors” beginning on page 10 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2022

Renovacor, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39271	83-3169838
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Broadway, Suite 310
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (610) 424-2650

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCOR	NYSE American LLC
Warrants to purchase one share of common stock at an exercise price of $11.50	RCOR.WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this “Amendment No. 1”) amends the Current Report on Form 8-K filed by Renovacor, Inc. (the “Company”) with the Securities and Exchange Commission on June 3, 2022 (the “Original 8-K”) to supplement certain disclosures therein under Item 5.02. The disclosure contained in Item 5.02 of the Original 8-K is hereby supplemented by the disclosure contained in Item 5.02 of this Amendment No. 1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2022, the Company reported in the Original 8-K that its Board of Directors (the “Board”) had appointed Wendy DiCicco as the Company’s Chief Financial Officer and principal financial officer and Joseph Carroll as the Company’s Chief Accounting Officer, Corporate Secretary and principal accounting officer. At the time of the Original 8-K, the Company had not yet determined the compensation arrangements for those positions, and in the Original 8-K, the Company stated that it would report on those compensation arrangements when established.

On June 17, 2022, the Company entered into a CFO Services Agreement with Ms. DiCicco (the “CFO Agreement”) and an Employment Agreement with Mr. Carroll (the “CAO Employment Agreement”) setting forth the compensation arrangements for those positions. The following is a summary of the material terms of those agreements:

CFO Agreement

Under the CFO Agreement, Ms. DiCicco will provide services to the Company as its Chief Financial Officer in a non-employee capacity, effective as of June 17, 2022 (the “Effective Date”). The CFO Agreement provides Ms. DiCicco with the following compensation for those services: (i) a base annual service fee of $405,000 (the “Base Fee”) starting as of the Effective Date, (ii) an annual incentive fee targeted at 40% of such Base Fee, and (iii) an initial equity award consisting of options to purchase 155,325 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) under the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”). The stock options were granted on the Effective Date, with an exercise price equal to the closing price per share of the Company’s Common Stock on the NYSE American (the “NYSE American”) on the grant date, a 4-year vesting schedule, and other terms consistent with the standard terms applicable to Company awards of stock options.

Under the CFO Agreement, in the event of termination of Ms. DiCicco’s services with the Company for any or no reason, Ms. DiCicco is entitled to any Base Fee earned but unpaid through the date her services terminate and any reimbursement for business expenses incurred by, but not yet paid to, Ms. DiCicco as of the date her services terminate.

The CFO Agreement does not provide for severance payments unless Ms. DiCicco’s services are terminated either by the Company without “Cause” or by Ms. DiCicco for “Good Reason” (as those terms as defined in the CFO Agreement) during the 24-month period following a “Change in Control” (also as defined in the CFO Agreement), in which situations Ms. DiCicco will receive a lump sum severance payment equal to six months’ of Base Fees.

Any obligation of the Company to provide Ms. DiCicco her severance payment is subject to her execution and non-revocation of a release of claims in the Company’s favor and her continued compliance with certain restrictive covenants.

CAO Employment Agreement

The CAO Employment Agreement provides Mr. Carroll with the following compensation for serving as a Senior Vice President and the Company’s Chief Accounting Officer: (i) a base annual salary of $325,000 (the “Base Salary”) as of the effective date of the CAO Employment Agreement, (ii) an annual bonus targeted at 35% of such Base Salary, and (iii) an initial equity award consisting of options to purchase 29,000 shares of Common Stock under the 2021 Plan. The stock options were granted on the Effective Date, with an exercise price equal to the closing price per share of Common Stock on the NYSE American on the grant date, a 4-year vesting schedule, and other terms consistent with the standard terms applicable to Company awards of stock options.

Under the CAO Employment Agreement, in the event of termination of Mr. Carroll’s employment with the Company for any or no reason, Mr. Carroll is entitled to the Base Salary for the final payroll period of his employment, through the date his employment terminates, including any accrued but unused vacation time, and any reimbursement for business expenses incurred by but not yet paid to Mr. Carroll as of the date his employment terminates (collectively, the “Final Compensation”).

In the event Mr. Carroll’s employment is terminated either by the Company without “Cause” (as defined in the CAO Employment Agreement) outside of a 24-month period following a “Change in Control” (as defined in the CAO Employment Agreement) (such 24-month period, the “Protected Period”), in addition to the Final Compensation, Mr. Carroll is entitled to (i) the Base Salary for a period of 9 months following the date of termination (the “Severance Payments”); (ii) a cash bonus for the year of termination equal to the target bonus for the year, prorated based on the number of days in the year through the termination date (the “Pro-Rated Bonus”); and (iii) a cash lump-sum payment equal to 9 times the amount of one month of COBRA premiums based on the terms of Company’s group health plan and Mr. Carroll’s coverage under such plan as of the termination date (the “COBRA Payment”).

In the event Mr. Carroll’s employment is terminated either by the Company without Cause or by him for “Good Reason” (as defined in the CAO Employment Agreement) during the Protected Period, in addition to the Final Compensation, Mr. Carroll is entitled to the amounts provided in the immediately preceding paragraph, except that the Severance Payments shall be payable in a single cash payment.

Any obligation of the Company to provide Mr. Carroll the Severance Payments and the COBRA Payment is subject to his execution and non-revocation of a release of claims in the Company’s favor and his continued compliance with certain restrictive covenants.

Both the CFO Agreement and CAO Employment Agreement include certain covenants regarding protection of confidential information, non-competition, and non-solicitation of employees and customers, consistent with agreements with other executives.

The foregoing descriptions of the CFO Agreement and the CAO Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Amendment No. 1 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	CFO Services Agreement, by and between the Company and Wendy DiCicco, dated as of June 17, 2022.
10.2	Employment Agreement, by and between the Company and Joseph Carroll, dated as of June 17, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENOVACOR, INC.

Date:	June 24, 2022	By:	/s/ Magdalene Cook, M.D.
Magdalene Cook, M.D.
President, Chief Executive Officer and Director

Exhibit 10.1

CFO SERVICES AGREEMENT

This CFO SERVICES AGREEMENT (this “Agreement”) is made, entered into by and between Renovacor, Inc., a Delaware corporation (the “Company”), and Wendy F. DiCicco (the “Officer”), dated June 17, 2022 (the “Effective Date”).

WHEREAS, the Officer possesses certain experience and expertise that qualifies the Officer to serve as the Company’s principal financial officer;

WHEREAS, the Company desires to engage the Officer as the Company’s principal financial officer and the Officer wishes to accept such engagement;

WHEREAS, concurrently with the execution of this Agreement, the Officer has executed the Company’s standard Proprietary Information and Inventions Agreement (the “Inventions Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Officer agree as follows:

1.
Position and Duties.
(a)
Effective as of the Effective Date, the Officer is engaged by the Company as its principal financial officer with the position of Chief Financial Officer, and will report to the Company’s Chief Executive Officer, subject to the specific direction of the Company’s Board of Directors (the “Board”). References to the Board under this Agreement include the Compensation Committee of the Board as to actions that have been delegated to the Compensation Committee by the Board (under the Compensation Committee’s charter or otherwise).
(b)
The Officer agrees to perform the duties of the Officer’s position and such other duties as may reasonably be assigned to the Officer from time to time. The Officer also agrees that, while engaged by the Company, the Officer will devote the necessary time and the Officer’s best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Affiliates and to the discharge of the Officer’s duties and responsibilities for them.
(c)
The relationship of the Officer with the Company will at all times be that of an independent contractor and not an employee or agent. Nothing in this Agreement will be construed to create a partnership, joint venture, agency or employment relationship between the Company and the Officer. The Officer will have the authority (and may hold herself out as having authority) to bind the Company and to make agreements or representations on the Company’s behalf without the Company’s prior written consent to the extent authorized by the Board.
(d)
The Officer agrees that, while engaged by the Company, the Officer will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to the Officer’s position, as in effect from time to time.

(e)
The Officer currently resides in Pennsylvania and will perform her duties hereunder remotely. The Officer will travel at the expense of the Company to Boston and other business locations reasonably determined necessary or advisable by the Officer and the Board.
2.
Compensation and Benefits. During the Officer’s engagement hereunder, as compensation for all services performed by the Officer for the Company and its Affiliates, the Company will provide the Officer the following compensation:
(a)
Base Fee. The Company will pay the Officer a base services fee at the rate of $405,000 per year, payable on the same schedule as the Company pays base salary to its employees, and subject to increase from time to time by the Board in its sole discretion (as may be increased, from time to time, the “Base Fee”).
(b)
Incentive Fees; Additional Compensation.
(i)
General; Target Annual Incentive Fee. The Officer will be eligible to receive incentive fees and awards of equity and non-equity compensation in accordance with any plan or decision that the Board may in its sole discretion determine from time to time that is consistent with the executive compensation program established by the Board for the Company’s senior executives. Unless the Board determines otherwise (which discretion shall not reduce the target bonus percentage of the Base Fee), the Officer’s target annual cash incentive fee shall equal 40% of the Base Fee. The actual amount of the annual cash incentive fee earned will be determined by the Board, upon the recommendation of the Company’s Chief Executive Officer, based on performance against goals as established by the Board in its discretion, which may include Company and/or individual financial, strategic, and other goals and milestones. The annual cash incentive fee, to the extent earned, will be paid at the same time annual cash bonuses are paid to employees, generally expected to be no later than the 15th day of the third month after the end of the applicable fiscal year.
(ii)
Sign-on Option Award. The Board has approved for the Officer the grant of a stock option award under the Company’s 2021 Omnibus Incentive Plan (the “Equity Plan”) with an underlying number of shares equal to 155,325 (representing about 0.9% of the Company’s common shares outstanding). The grant date of the option will be the Effective Date of this Agreement. The option will have an exercise price equal to fair market value per share on the grant date and will vest over four years based on the standard terms of the Company’s option awards. In case of termination of services giving rise to severance payments under Section 5(b) below (i.e., during a Protected Period), as provided by Section 15.3.1 of the Equity Plan, the Officer shall fully (100%) vest in any unvested outstanding equity awards under the Equity Plan to the extent that the awards are assumed, converted, or replaced in the Change in Control transaction. The sign-on option, and any other equity awards to the Officer, will be subject to the terms of the Equity Plan and applicable award agreement thereunder, which will include other standard terms and conditions not inconsistent with the foregoing, and which, in all events, will govern and control the award.
(c)
Participation in Employee Benefit Plans. The Officer will not be eligible to participate in any employee benefit plans of the Company in connection with providing the

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services under this Agreement, and will not be credited with service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Company.
(d)
Vacations. In addition to holidays observed by the Company, the Officer will be entitled to four (4) weeks of paid vacation leave. Vacation may be taken at such times and intervals as the Officer shall determine, subject to the business needs of the Company.
(e)
Business Expenses. The Company will pay or reimburse the Officer for all reasonable business expenses incurred or paid by the Officer in the performance of the Officer’s duties and responsibilities for the Company, subject to Company travel policies approved by the Board, including any maximum annual limit and other restrictions on such expenses and such reasonable substantiation and documentation as may be specified by the Company from time to time. The Officer’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
(f)
Taxes. The Officer shall be solely responsible for any and all taxes that may result from any payment or benefit provided to Officer under this Agreement. As a non-employee service provider, the Company does not expect that it will be permitted or required to withhold any taxes.
3.
Confidential Information and Restricted Activities.
(a)
Confidential Information. During the course of the Officer’s engagement with the Company and its Affiliates, the Officer has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. The Officer agrees that the Officer will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Officer incident to the Officer’s services to the Company or any other association with the Company or any of its Affiliates. The Officer agrees that this restriction will continue to apply after the Officer’s services under this Agreement terminate, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Officer’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Officer will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Officer may be held liable if he unlawfully accesses trade secrets by unauthorized means.

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(b)
Restricted Activities. The Officer agrees that the following restrictions on the Officer’s activities during and after the Officer’s engagement with the Company under this Agreement are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:
(i)
While the Officer is engaged by the Company and during the one-year period following the termination of the Officer’s services under this Agreement for any reason (collectively, the “Restricted Period”), the Officer will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in, or undertake any planning to engage in, the business of establishing, marketing, managing and/or operating any business engaged in developing, marketing, selling or otherwise distributing any BAG-3 technology (the “Business”) anywhere in the world.
(ii)
During the Restricted Period, the Officer will not, directly or indirectly, solicit for hiring or engagement, hire, or engage any employee or independent contractor of the Company or any of its Affiliates, or seek to persuade any such employee or independent contractor to discontinue or modify his, his or its relationship with the Company or any of its Affiliates, provided that (a) the Officer shall not be restricted from making a general solicitation for employees or independent contractors that is not directed at any such person and (b) nothing in this Section 3(b)(ii) will prohibit the solicitation or hiring of any individual who is no longer employed by the Company or its Affiliates at the time of such solicitation or hiring and has not been so employed during the six (6)-month period prior to such solicitation or hiring.
(iii)
During the Restricted Period, the Officer will not, directly or indirectly, in any way intentionally interfere with the relationship between the Company or any of its Affiliates and any customer, distributor, vendor or business partner, or prospective customer, distributor, vendor or business partner, of the Company or any of its Affiliates, provided that soliciting or engaging in business with the Company’s or any of its Affiliates’ customers, distributors, vendors or business partners in connection with business permitted during the Restricted Period under Section 3(b)(i) shall not be deemed to violate this Section 3(b)(iii) solely by reason thereof. This Section 3(b)(iii) shall in no way limit the provisions of Section 3(b)(i).
(c)
Subject to applicable law, while the Officer is engaged by the Company and thereafter, the Officer agrees that the Officer will not disparage the Company or any of its Affiliates, and the Company agrees that it shall direct its Chief Executive Officer and members of the Board to not disparage the Officer to any third parties.
(d)
In signing this Agreement, the Officer gives the Company assurance that the Officer has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Officer under this Section 3. The Officer agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that the Company would not have entered into this Agreement without the covenants set forth in this Section 3. The Officer further agrees that, were the Officer to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. The Officer therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to seek preliminary

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and permanent injunctive relief against any breach or threatened breach by the Officer of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder should a court of competent jurisdiction determine that the Officer has, in fact, breached his obligations hereunder and thus deems the Company the prevailing party in any such action. The Officer further agrees that the Restricted Period, as applicable, shall be tolled, and shall not run, during the period of any breach by the Officer of any of the covenants contained in this Section 3. The Officer and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Officer’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Officer’s service relationship with the Company or any of its Affiliates, shall operate to excuse the Officer from the performance of his obligations under this Section 3.
4.
Termination of Service. The Officer’s services under this Agreement shall continue until terminated pursuant to this Section 4.
(a)
By the Company For Cause. The Company may terminate the Officer’s services under this Agreement for Cause upon notice to the Officer setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Officer’s material failure to perform (other than by reason of disability), or substantial negligence in the performance of, the Officer’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Officer’s material breach of this Agreement or any other agreement between the Officer and the Company or any of its Affiliates; (iii) the Officer’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by the Officer that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, the Company shall provide the Officer with a notice of termination with respect to any termination for Cause under Section 4(a)(i), (ii) and (iv), and, if the conduct giving rise to a termination for Cause is reasonably capable of cure, such notice shall provide a cure period of thirty (30) calendar days for the Officer to cure any defect or failure, provided, however, that the Company shall not be obligated to provide offer the Officer the opportunity to cure conduct giving rise to a termination for Cause on more than one occasion.
(b)
By the Company Without Cause. The Company may terminate the Officer’s services under this Agreement at any time other than for Cause upon notice to the Officer.
(c)
By the Officer Without Good Reason. The Officer may terminate the Officer’s services under this Agreement at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.

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(d)
Termination by the Officer With Good Reason. The Officer may terminate the Officer’s services under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events (without Officer’s consent) that occurs during a Protected Period;
(i)
a material adverse change in Officer’s functions, duties or responsibilities with the Company which change would cause Officer’s position to become one of materially lesser responsibility, importance, or scope;
(ii)
a material reduction in Officer’s ability to work remotely;
(iii)
a material diminution in the Officer’s compensation without the express written consent of the Officer, other than an across-the-board reduction in compensation levels that applies to all senior executives generally; or
(iv)
a material breach of this Agreement by the Company.

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) Officer shall have given written notice of such events to the Company within 60 days after the initial occurrence thereof, (b) the Company shall have failed to cure the condition constituting Good Reason within 30 days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) Officer terminates service under this Agreement within 30 days after expiration of such cure period. For the avoidance of doubt, the Officer shall not have the right to terminate services under this Agreement for Good Reason for any event listed above that occurs outside of a Protected Period.

(e)
Death and Disability. The Officer’s services under this Agreement shall automatically terminate in the event of the Officer’s death while this Agreement is in effect. Subject to applicable state and federal law, the Company may terminate the Officer’s services under this Agreement, upon notice to the Officer, in the event that the Officer becomes disabled through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Officer’s duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a non-consecutive one hundred eighty (180) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Officer is disabled to the extent that he Officer is unable to perform substantially all of the Officer’s duties and responsibilities for the Company and its Affiliates, the Officer shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Officer or the Officer’s guardian, if any, has no reasonable objection to determine whether the Officer is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Officer fails to submit to the requested medical examination, the Board’s good faith determination of the issue shall be binding on the Officer solely for purposes of this Agreement.
5.
Other Matters Related to Termination.
(a)
Final Compensation. In the event of termination of the Officer’s services under this Agreement, howsoever occurring, the Company shall pay the Officer (i) the Base Fee

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earned but unpaid through the date the services are terminated, including any accrued but unused vacation time, and (ii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Officer but not yet paid to the Officer as of the date the services are terminated, provided that the Officer submits all expenses and supporting documentation required within thirty (30) days of the date the services are terminated, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(ii), Final Compensation will be paid to the Officer within thirty (30) days following the date of termination or such earlier time as may be required by law. In addition, in case of termination of services under this Agreement for any reason other than by action of the Company for Cause or by action of the Officer without Good Reason, Final Compensation shall include the amount of any earned incentive fee from the previous calendar year that has not been paid, which will be paid to the Officer within thirty (30) days following the date of termination. Vesting of outstanding equity awards or other long-term incentives in connection with the Officer’s termination of services shall be governed by the terms of the applicable incentive plan and award agreements.
(b)
Severance Payments During a Protected Period. In the event of any termination of the Officer’s services under this Agreement pursuant to Section 4(b) or 4(d) above during a Protected Period, the Company will pay the Officer, in addition to Final Compensation, an amount equal to six (6) months of Base Fees, payable in a single cash payment as provided in Section 5(c) (the “Severance Payment”).
(c)
Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Officer the Severance Payment is conditioned on the Officer signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms (including standard carve-outs from the release, such as for indemnification claims) in the form provided to the Officer by the Company at the time that the Officer’s engagement terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Officer’s services under this Agreement terminate. Any Severance Payment to which the Officer is entitled under Section 5(b) will be payable in a single cash payment on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Officer’s services under this Agreement terminate (and in no event later than March 15 of the year following the year in which the termination of services occurs).
(d)
Return of Property. Upon any termination of the Officer’s services under this Agreement, the Officer shall immediately either destroy or deliver to the Company at the direction of the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information (in hard copy, in e-mails, or on removable or other drives or media), that refers, relates or otherwise pertains to the Company or any Affiliate (or business dealings thereof) that are in the Officer’s possession, subject to the Officer’s control or held by the Officer for others; and (ii) all property or equipment that the Officer has been issued by the Company or any Affiliate during the course of the Officer’s engagement with the Company or property or equipment thereof that the Officer otherwise possesses, including any computers, cellular phones, PDAs, pagers and other devices. The Officer acknowledges that the Officer is not authorized to retain or use any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic

7

or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any Affiliate. The Officer further agrees that the Officer will immediately forward to the Company (and thereafter use reasonable efforts to destroy any hard copy and electronic copies thereof) any business information relating to the Company or any Affiliate that has been or is inadvertently directed to the Officer following the Officer’s last day of service under this Agreement.
(e)
Mitigation Not Required. The Officer shall not be required to mitigate the amount of any payment or benefit which is to be paid or provided by the Company pursuant to this Section 5. Any remuneration received by the Officer from a third party following termination of services under this Agreement shall not apply to reduce the Company’s obligations to make payments hereunder.
(f)
D&O Insurance, and Indemnification. Through at least the sixth anniversary of the Officer’s termination date, the Company shall maintain coverage for the Officer as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Officer with at least the same corporate indemnification as it provides to other senior executives. For the avoidance of doubt, nothing in this Agreement shall supersede any rights that the Officer may have to indemnification under the Company’s charter or bylaws.
(g)
Survival. Provisions of this Agreement shall survive any termination of services if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation certain of the Officer’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Officer under Section 5(b), and the Officer’s right to retain the same, are expressly conditioned upon the Officer’s continued full performance of his obligations under Section 3 of this Agreement. Upon termination by either the Officer or the Company, all rights, duties and obligations of the Officer and the Company to each other hereunder shall cease, except as otherwise expressly provided in this Agreement.
6.
Timing of Payments and Section 409A.
(a)
Notwithstanding anything to the contrary in this Agreement, if at the time the Officer’s service under this Agreement terminate, the Officer is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Officer’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.

8

(b)
For purposes of this Agreement, all references to “termination of service” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
(c)
Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
(d)
The Officer acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment arising under this Agreement, including but not limited to consequences related to Section 409A of the Code. In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.
7.
Adjustments to Payments.
(a)
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to the Officer or for the Officer’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by the Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Officer retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Officer received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.
(b)
All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to the Officer within fifteen (15) business days of the receipt of notice from the Officer that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in control of the Company” (within the meaning of Sections 280G and 4999 of the Code) to which the Payments relate, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely

9

by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Officer, it shall furnish the Officer with a written opinion that failure to report the Excise Tax on the Officer’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Officer.
8.
Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means the Company and all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change in Control” means a “Change in Control” as defined under the Equity Plan as in effect from time to time.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Officer’s breach of his obligations under this Agreement or any other agreement between the Officer and the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Protected Period” means the period beginning on the date of a Change in Control and ending on the second anniversary of that date.

9.
Prior Employment or Engagements. The Officer represents and warrants to the Company that the Officer is under no contractual obligation to refrain from working for a competitor of any prior employer or other party. Nonetheless, during any prior employment or consulting engagement, the Officer may have had access to trade secrets or proprietary information of another party that may continue to be of value to such other party. That information remains the property of such other party. Consequently, the Officer shall not disclose any other party’s trade secrets or proprietary information to anyone within the Company, or use those trade secrets or proprietary information in the course of performing services on behalf of the Company.
10.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
11.
Assignment. Neither the Officer nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under

10

this Agreement without the Officer’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Officer and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.
12.
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Officer at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, to the attention of the Board of Directors, or to such other address as any Party may specify by notice to the other actually received.
13.
Entire Agreement. This Agreement and the Inventions Agreement, together with any applicable award agreement(s) under the sign-on option award, are the sole agreements between Officer and the Company with respect to Officer's services with the Company and the services to be performed hereunder and supersede all prior agreements and understandings with respect to such services, whether oral or written. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Officer hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Officer.
14.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Officer and by the Company, with approval of the Board.
15.
Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
16.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
17.
Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof. The Company and the Officer hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the city or county where the Company maintains its principle executive offices within the Commonwealth of Pennsylvania for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE OFFICER ACKNOWLEDGES THAT HE HAS BEEN INFORMED

11

BY THE COMPANY THAT THIS SECTION 18 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. THE OFFICER VOLUNTARILY MAKES THIS WAIVER WITH A FULL UNDERSTANDING OF ITS EFFECT AND ACKNOWLEDGES THAT HE REMAINS ABLE TO FULLY VINDICATE ANY AND ALL RIGHTS.

[Signature page immediately follows.]

12

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Officer, as of the date first above written.

THE OFFICER:	RENOVACOR, INC.

/s/ Wendy F. DiCicco	By:	/s/ Magdalene Cook, M.D.
Wendy F. DiCicco		Name: Magdalene Cook, M.D.
Title: Chief Executive Officer

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Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into by and between Renovacor, Inc., a Delaware corporation (the “Company”), and Joe Carroll (the “Executive”), dated June 17, 2022 (the “Effective Date”).

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company;

WHEREAS, the Company desires to employ the Executive as a senior executive of the Company and the Executive wishes to accept such employment;

WHEREAS, the Executive and the Company entered into an Offer Letter dated May 11, 2021 regarding the Executive’s initial employment with the Company (the “Offer Letter”) and concurrently with the execution of the Offer Letter, the Executive executed the Company’s standard Proprietary Information and Inventions Agreement (the “Inventions Agreement”); and

WHEREAS, upon becoming effective, this Agreement supersedes and replaces the Offer Letter in its entirety, but the Inventions Agreement remains in effect in accordance with its terms.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.
Position and Duties.
(a)
Effective as of the date of the Effective Date, the Executive will remain employed by the Company, on a full-time basis, assuming the position of Senior Vice President and Chief Accounting Officer, and will report to the Company’s Chief Financial Officer, subject to the specific direction of the Company’s Board of Directors (the “Board”).
(b)
The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them, provided that nothing in this subsection (b) shall prevent the Executive from engaging in additional activities in connection with personal investments and community affairs, including, without limitation, serving on civic or charitable boards, so long as such activities do not, individually or in the aggregate, violate Section 3 of this Agreement, or materially interfere with the Executive’s duties under this Agreement.
(c)
The Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.
(d)
The Executive currently resides in Pennsylvania and will perform his duties hereunder remotely. The Executive will travel at the expense of the Company to Boston and other business locations reasonably determined necessary or advisable by the Executive and the Board.

2.
Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:
(a)
Base Salary. The Company will pay the Executive a base salary at the rate of $325,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board in its sole discretion (as may be increased, from time to time, the “Base Salary”).
(b)
Bonuses; Additional Compensation.
(i)
General; Target Annual Bonus. The Executive will be eligible to receive bonuses and awards of equity and non-equity compensation and to participate in annual and long-term compensation plans of the Company in accordance with any plan or decision that the Board may in its sole discretion determine from time to time consistent with the executive compensation program established by the Board for the Company’s senior executives. Unless the Board determines otherwise (which discretion shall not reduce the target bonus percentage of Base Salary), the Executive’s target annual cash bonus shall equal 35% of Base Salary. The actual amount of the annual cash bonus earned will be determined by the Board based on performance against goals as established by the Board in its discretion, which may include Company and/or individual financial, strategic, and other goals and milestones. The annual cash bonus, to the extent earned, will be paid at the time determined under the annual cash program established for the year, generally expected to be no later than the 15th day of the third month after the end of the applicable fiscal year.
(ii)
Sign-on Option Award. The Board has approved for the Executive the grant of a stock option award under the Company’s 2021 Omnibus Incentive Plan (the “Equity Plan”) with an underlying number of shares equal to 29,000. The grant date of the option will be the Effective Date. The option will have an exercise price equal to fair market value per share on the grant date and will vest over four years based on the standard terms of the Company’s option awards. The sign-on option, and any other equity awards to the Executive, will be subject to the terms of the Equity Plan and applicable award agreement thereunder, which will include other standard terms and conditions not inconsistent with the foregoing, and which, in all events, will govern and control the award.
(c)
Participation in Employee Benefit Plans. The Executive will be eligible, consistent with applicable tax rules, to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. The Company may at any time amend or terminate any employee benefit plan at any time.
(d)
Vacations. In addition to holidays observed by the Company, the Executive will be entitled to four (4) weeks of vacation leave in accordance with the applicable policies of the Company and its Affiliates as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.
(e)
Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to Company travel policies approved by the Board, including any maximum annual limit and other restrictions on such expenses and such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
(f)
Withholding/Taxes. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law. The Executive shall be solely responsible for any and all taxes that may result from any payment or benefit provided to Executive under this Agreement.
3.
Confidential Information and Restricted Activities.
(a)
Confidential Information. During the course of the Executive’s employment with the Company and its Affiliates, the Executive has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.
(b)
Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i)
While the Executive is employed by the Company and during the one-year period following termination of the Executive’s employment for any reason (collectively, the “Restricted Period”), the Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in, or undertake any planning to engage in, the business of establishing, marketing, managing and/or operating any business engaged in developing, marketing, selling or otherwise distributing any BAG-3 technology (the “Business”) anywhere in the world.
(ii)
During the Restricted Period, the Executive will not, directly or indirectly, solicit for hiring or engagement, hire, or engage any employee or independent contractor of the Company or any of its Affiliates, or seek to persuade any such employee or independent contractor to discontinue or modify his, his or its relationship with the Company or any of its Affiliates, provided that (a) the Executive shall not be restricted from making a general solicitation for employees or independent contractors that is not directed at any such person and (b) nothing in this Section 3(b)(ii) will prohibit the solicitation or hiring of any individual who is no longer employed by the Company or its Affiliates at the time of such solicitation or hiring and has not been so employed during the six (6)-month period prior to such solicitation or hiring.
(iii)
During the Restricted Period, the Executive will not, directly or indirectly, in any way intentionally interfere with the relationship between the Company or any of its Affiliates and any customer, distributor, vendor or business partner, or prospective customer, distributor, vendor or business partner, of the Company or any of its Affiliates, provided that soliciting or engaging in business with the Company’s or any of its Affiliates’ customers, distributors, vendors or business partners in connection with business permitted during the Restricted Period under Section 3(b)(i) shall not be deemed to violate this Section 3(b)(iii) solely by reason thereof. This Section 3(b)(iii) shall in no way limit the provisions of Section 3(b)(i).
(c)
Subject to applicable law, while the Executive is employed by the Company and thereafter, the Executive agrees that he will not disparage the Company or any of its Affiliates, and the Company agrees that it shall direct its Chief Executive Officer and members of the Board to not disparage the Executive to any third parties.
(d)
In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that the Company would not have entered into this Agreement without the covenants set forth in this Section 3. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder should a court of competent jurisdiction determine that the Executive has, in fact, breached his obligations hereunder and thus deems the Company the prevailing party in any such action. The Executive further agrees that the Restricted Period, as applicable, shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in this Section 3. The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 3.
4.
Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.
(a)
By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company or any of its Affiliates; (iii) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, the Company shall provide the Executive with a notice of termination with respect to any termination for Cause under Section 4(a)(i), (ii) and (iv), and, if the conduct giving rise to a termination for Cause is reasonably capable of cure, such notice shall provide a cure period of thirty (30) calendar days for the Executive to cure any defect or failure, provided, however, that the Company shall not be obligated to provide offer the Executive the opportunity to cure conduct giving rise to a termination for Cause on more than one occasion.
(b)
By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.
(c)
By the Executive Without Good Reason. The Executive may terminate his employment at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.
(d)
Termination by the Executive With Good Reason. The Executive may resign from employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events (without Executive’s consent) that occurs during a Protected Period;

(i)
a material adverse change in Executive’s functions, duties or responsibilities with the Company which change would cause Executive’s position to become one of materially lesser responsibility, importance, or scope;
(ii)
a material reduction in the Executive’s ability to work remotely;
(iii)
a material diminution in the Executive’s compensation or benefits without the express written consent of the Executive, other than an across-the-board reduction in compensation levels that applies to all senior executives generally; or
(iv)
a material breach of this Agreement by the Company.

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) Executive shall have given written notice of such events to the Company within 60 days after the initial occurrence thereof, (b) the Company shall have failed to cure the condition constituting Good Reason within 30 days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) Executive terminates employment within 30 days after expiration of such cure period. For the avoidance of doubt, the Executive shall not have the right to resign for Good Reason for any event listed above that occurs outside of a Protected Period.

(e)
Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. Subject to applicable state and federal law, the Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a non-consecutive one hundred eighty (180) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Board’s good faith determination of the issue shall be binding on the Executive solely for purposes of this Agreement.
5.
Other Matters Related to Termination.
(a)
Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates, including any accrued but unused vacation time, and (ii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within thirty (30) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(ii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such earlier time as may be required by law. In addition, in case of termination of employment for any reason other than by action of the Company for Cause or by action of the Executive without Good Reason, Final Compensation shall include the amount of any earned bonus from the previous calendar year that has not been paid, which will be paid to the Executive within thirty (30) days following the date of termination. Vesting of outstanding equity awards or other long-term incentives in connection with the Executive’s termination of employment shall be governed by the terms of the applicable incentive plan and award agreements.
(b)
Severance Payments Outside of a Protected Period. In the event of any termination of the Executive’s employment pursuant to Section 4(b) above other than during a Protected Period, the Company will pay the Executive, in addition to Final Compensation, the following amounts: (i) the Base Salary for a period of nine (9) months following the date of termination (the “Severance Payments”); (ii) a cash bonus for the year of termination equal to the target bonus for the year, prorated based on the number of days in the year through the termination date (the “Pro-Rated Bonus”); and (iii) a cash lump-sum payment equal to nine (9) times the amount of one month of COBRA premiums based on the terms of Company’s group health plan and the Executive’s coverage under such plan as of the termination date (regardless of any COBRA election actually made by the Executive or the actual COBRA coverage period under the Company’s group health plan) (the “COBRA Payment”).
(c)
Severance Payments During a Protected Period. In the event of any termination of the Executive’s employment pursuant to Section 4(b) or 4(d) above during a Protected Period, the Company will pay the Executive the amounts provided by Section 5(b), except that the Severance Payments shall be payable in a single cash payment as provided in Section 5(d).
(d)
Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the Severance Payments and the COBRA Payment is conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms (including standard carve-outs from the release, such as for vested benefits and indemnification claims) in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled under Section 5(b) will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company. The first installment of the Severance Payments will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination. The Pro-Rated Bonus, the COBRA Payment, and any Severance Payments to which the Executive is entitled under Section 5(c) will be made in a single cash payment on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates (and in no event later than March 15 of the year following the year in which the termination of employment occurs).

(e)
Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.
(f)
Return of Property. Upon any termination of the Executive’s employment hereunder, the Executive shall immediately either destroy or deliver to the Company at the direction of the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information (in hard copy, in e-mails, or on removable or other drives or media), that refers, relates or otherwise pertains to the Company or any Affiliate (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any Affiliate during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, PDAs, pagers and other devices. The Executive acknowledges that he is not authorized to retain or use any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any Affiliate. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter use reasonable efforts to destroy any hard copy and electronic copies thereof) any business information relating to the Company or any Affiliate that has been or is inadvertently directed to the Executive following the Executive’s last day of employment.
(g)
Mitigation Not Required. The Executive shall not be required to mitigate the amount of any payment or benefit which is to be paid or provided by the Company pursuant to this Section 5. Any remuneration received by the Executive from a third party following termination of employment shall not apply to reduce the Company’s obligations to make payments or provide benefits hereunder.
(h)
D&O Insurance, and Indemnification. Through at least the sixth anniversary of the Executive’s termination date, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to other senior executives. For the avoidance of doubt, nothing in this Agreement shall supersede any rights that the Executive may have to indemnification under the Company’s charter or bylaws.
(i)
Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation certain of the Executive’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Section 3 of this

Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other hereunder shall cease, except as otherwise expressly provided in this Agreement.
6.
Timing of Payments and Section 409A.
(a)
Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.
(b)
For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
(c)
Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
(d)
Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment arising under this Agreement, including but not limited to consequences related to Section 409A of the Code. In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.
7.
Adjustments to Payments.
(a)
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments.

The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.
(b)
All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in control of the Company” (within the meaning of Sections 280G and 4999 of the Code) to which the Payments relate, Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
8.
Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means the Company and all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change in Control” means a “Change in Control” as defined under the Company’s 2021 Omnibus Incentive Plan as in effect from time to time.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Protected Period” means the period beginning on the date of a Change in Control and ending on the second anniversary of that date.

9.
Prior Employment or Engagements. The Executive represents and warrants to the Company that the Executive is under no contractual obligation to refrain from working for a competitor of any prior employer or other party. Nonetheless, during any prior employment or consulting engagement, the Executive may have had access to trade secrets or proprietary information of another party that may continue to be of value to such other party. That information remains the property of such other party. Consequently, the Executive shall not disclose any other party’s trade secrets or proprietary information to anyone within the Company, or use those trade secrets or proprietary information in the course of performing services on behalf of the Company.
10.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
11.
Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.
12.
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, to the attention of the Board of Directors, or to such other address as any Party may specify by notice to the other actually received.
13.
Entire Agreement. This Agreement and the Inventions Agreement are the sole agreements between Executive and the Company with respect to Executive's employment with the Company and the services to be performed hereunder and supersede all prior agreements and understandings with respect to such employment and services, whether oral or written, including the Offer Letter. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.
14.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the Company, with approval of the Board.
15.
Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

16.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
17.
Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof. The Company and the Executive hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the city or county where the Company maintains its principle executive offices within the Commonwealth of Pennsylvania for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT he HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 18 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. EXECUTIVE VOLUNTARILY MAKES THIS WAIVER WITH A FULL UNDERSTANDING OF ITS EFFECT AND ACKNOWLEDGES THAT he REMAINS ABLE TO FULLY VINDICATE ANY AND ALL RIGHTS.

[Signature page immediately follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	RENOVACOR, INC.

/s/ Joe Carroll	By:	/s/ Magdalene Cook, M.D.
Joe Carroll		Name: Magdalene Cook, M.D.
Title: Chief Executive Officer